Exhibit 99.1

Sonnet BioTherapeutics Holdings Announces Merger Closing

- Trading under “SONN” on the Nasdaq Capital Market to begin April 2, 2020

- Closed $19 million financing

PRINCEON, N.J., April 1, 2020 (GLOBE NEWSWIRE) – Sonnet BioTherapuetics Holdings, Inc., (Nasdaq: SONN), formerly known as Chanticleer Holdings, Inc., (the “Company”), a biopharmaceutical company developing innovative, targeted biologic drugs with enhanced single or bispecific mechanisms of action, today announced that its merger with Sonnet BioTherapeutics, Inc. (“Sonnet”) closed April 1, 2020. The combined company will operate under the name Sonnet BioTherapeutics Holdings, Inc., and its shares will commence trading on the Nasdaq Capital Market on April 2, 2020, under the ticker symbol “SONN”.

Pursuant to the merger, all of Sonnet’s outstanding shares of common stock and securities convertible into or exercisable for Sonnet’s common stock were converted into the Company’s common stock and securities convertible into or exercisable for the Company’s common stock. As a result of the merger, approximately 9,202,000 shares of the Company were outstanding as of April 1, 2020, after taking into account the previously announced 26-for-1 reverse stock split that became effective on April 1, 2020. Sonnet will operate as a wholly-owned subsidiary of the Company.

Immediately prior to the merger, Sonnet completed a private placement financing resulting in gross proceeds of $19 million under the terms of the securities purchase agreement previously announced in February 2020. In addition, immediately prior to the merger, Sonnet completed its acquisition of the global development rights for Atexakin Alfa (low dose formulation of Interleukin-6, IL-6, now “SON-080”) from Relief Therapeutics SA (“Relief”), through the issuance of shares of Sonnet common stock that converted into an aggregate of 757,933 shares of Company common stock in the merger. The Company will pursue the clinical development of SON-080 for the treatment of Peripheral Neuropathies focusing primarily on Chemotherapy-Induced Peripheral Neuropathy (CIPN).

In addition, in connection with the merger, the Company completed the spin-off of its restaurant operations to Amergent Hospitality Group, Inc. on April 1, 2020.

Pankaj Mohan, Ph.D., the Company’s Chief Executive Officer and the founder of Sonnet commented, “The closing of the merger transaction signifies an important milestone for Sonnet. We are excited about the funding that we have secured through respected institutional biotech investors which we believe will enable us to advance our pipeline and clinical programs.”

John Cini, Ph.D., the Company’s Chief Scientific Officer and a co-founder of Sonnet, added, “We are now at a point where we can advance the execution of our platform, which we believe can generate a new wave of immune therapeutics for cancer indications, with the potential to expand to other disease areas. We believe our proprietary platform is distinguished by its ability to target drug delivery to the area of therapeutic need while also providing higher residence time in the body. Together, we believe these features have the potential to enable therapeutics to treat cancer and other diseases in a way that provides high efficacy with low toxicity.”

A Current Report on Form 8-K containing more detailed information regarding the merger transaction and the Company’s financing will be filed with the Securities and Exchange Commission.

About Sonnet BioTherapeutics Holdings, Inc.

Founded in 2011, Sonnet is an oncology-focused biotechnology company with a proprietary platform for innovating biologic drugs of single or bispecific action. Known as FHAB™ (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment (scFv) that binds to and "hitch-hikes" on human serum albumin (HSA) for transport to target tissues. FHAB™ is the foundation of a modular, plug-and-play construct for potentiating a range of large molecule therapeutic classes, including cytokines, peptides, antibodies and vaccines.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential, “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Sonnet Biotherapeutics Investor Contact

Alan Lada

Solebury Trout

617-221-8006

alada@soleburytrout.com